Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Cawley, Gillespie & Associates, Inc. hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Chaparral Energy, Inc. (“Chaparral”) for the year ending December 31, 2017. We hereby further consent to (i) the use of the oil and gas reserve information in the Annual Report on Form 10-K of Chaparral for the year ending December 31, 2017, based on the reserve report dated February 6, 2018, prepared by Cawley, Gillespie & Associates, Inc. and (ii) inclusion of our summary report dated February 6, 2018 included in the Annual Report on Form 10-K of Chaparral for the year ending December 31, 2017 to be filed on or about March 29, 2018 as Exhibit 99.1.

We hereby further consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-218579, effective June 22, 2017) and Form S-8 (File No. 333-219976, effective August 15, 2017), as same may be amended from time to time, of such information.

/s/ Cawley, Gillespie & Associates, Inc.

Cawley, Gillespie & Associates, Inc.

Petroleum Engineers

Fort Worth, Texas

March 29, 2018